Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229498

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated March 8, 2019)

REPRO MED SYSTEMS, INC.

11,101,697 shares of common stock

This prospectus supplement No. 7 supplements and amends the prospectus dated March 8, 2019, as supplemented by prospectus supplement No. 1, dated April 29, 2019, as further supplemented by prospectus supplement No. 2, dated May 7, 2019, prospectus supplement No. 3, dated May 8, 2019, prospectus supplement No. 4, dated June 27, 2019 and prospectus supplement No. 5, dated July 2, 2019 and prospectus supplement No. 6, dated August 7, 2019 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-229498). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 11,101,697 shares of REPRO MED SYSTEMS, INC. common stock, par value $0.01 per share, which we refer to as our common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, including any supplements or amendments thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is currently listed on the OTCQX under the symbol “REPR.” The closing price of our common stock as reported on the OTCQX on August 30, 2019, was $3.50.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 30, 2019

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	REPR	OTCQX

ITEM 8.01 OTHER EVENTS.

As previously reported in the reports filed under the Securities Exchange Act of 1934, as amended by Repro Med Systems, Inc. d/b/a RMS Medical Products (the “Company”), on November 7, 2017, EMED Technologies Corporation (“EMED”) filed a case in the United States District Court for the Eastern District of Texas claiming patent infringement of U.S. Patent 9,808,576 (“‘576 Patent”) by the Company’s needle sets and seeking unspecified monetary damages (the “’576 Case”). The ‘576 Case was later transferred to the United States District Court for the Southern District of New York and is one of several pending between the Company and EMED.

The Company is filling this Current Report on Form 8-K to report that, on August 30, 2019, the United States District Court for the Southern District of New York issued a decision with respect to the ‘576 Case granting the Company’s motion for summary judgement of non-infringement against the ‘576 Patent and dismissed the case with prejudice.

On September 3, 2019, the Company issued a press release announcing the events set forth in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: September 4, 2019	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS RECEIVES ANOTHER FAVORABLE COURT RULING

CHESTER, NY – September 3, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) (“RMS Medical” or “the Company”) today announced that on August 30, 2019 the United States District Court for the Southern District of New York (Case No. 1:18-cv-05880-LGS) issued a decision granting RMS Medical’s motion for summary judgement of non-infringement against EMED Technologies (“EMED”) U.S. Patent 9,808,576 (“‘576 Patent”) and dismissed the case with prejudice.

On November 7, 2017, EMED filed this case in the United States District Court for the Eastern District of Texas claiming patent infringement of the ‘576 Patent by the Company’s needle sets and seeking unspecified monetary damages. The case was later transferred to the United States District Court for the Southern District of New York and is one of several pending between RMS Medical and EMED.

“We are very pleased with the decision of U.S. District Court for the Southern District of New York, which confirms our belief that EMED’s infringement claim was without merit,” said Don Pettigrew, President and CEO of RMS Medical. “This ruling is the second consecutive favorable judgement that we have received regarding our ongoing litigation with EMED.”

On June 28, 2019, the United States District Judge for the Eastern District of Texas dismissed with prejudice EMED’s case on an earlier issued patent against RMS Medical and awarded court costs to RMS Medical. Subsequent to the Texas ruling, RMS Medical authorized its legal counsel to pursue recovery of legal fees from EMED associated with the Texas case.

About RMS Medical Products

RMS Medical develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current views and assumptions and involve known and unknown risks and uncertainties, identified by words such as “belief”. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in RMS Medical’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and RMS Medical’s website. RMS Medical undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com